POWER OF ATTORNEY

The undersigned officers and Directors of The Wall Street Fund (the “Fund”) hereby appoint Frederick Taylor, Ruth P. Calaman and John J. Rendinaro, and each of them acting individually, as attorneys-in-fact and agents, each of them with the power to act without any other and with full power of substitution, to execute, deliver, and to file any of the documents referred to below relating to the registration of the Fund as an investment company under the Investment Company Act of 1940, as amended and the registration of the Fund’s shares of common stock under the Securities Act of 1933, as amended including the Fund’s Registration Statement on Form N-1A, any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings.  Each of the undersigned grants to the said attorneys full power and authority sign said officer’s or Director’s name on his or her behalf and to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all acts and things that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned officers and Directors hereby execute this Power of Attorney as of this 24th day of April, 2015.

Name	Title

/s/ Frederick Taylor	Chairman, President and Trustee
Frederick Taylor

/s/ Ruth P. Calaman	Executive Vice President, Secretary and Chief
Ruth P. Calaman	Compliance Officer

/s/ John J. Rendinaro	Executive Vice President, Chief Operations
John J. Rendinaro	Officer and Treasurer

/s/ Laird I. Grant	Independent Director
Laird I. Grant

/s/ Katharine L. Plourde	Independent Director
Katharine L. Plourde